EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-75843, 2-91475, 33-20308, 33-27657, 33-63608, 333-24605, 333-81963, 333-85841, 333-94349, 333-83116 and 333-91198 of International Game Technology on Form S-8 and in Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-67928 of International Game Technology on Form S-4 of our report dated December 6, 2004, appearing in this Annual Report on Form 10-K of International Game Technology for the year ended September 30, 2004.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Reno, Nevada
December 9, 2004